Exhibit 12

                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation of Ratios of Earnings to Fixed Charges

                       (In millions except ratio data)


                                            Years Ended December 31
                           --------------------------------------------------------------
                             1994      1993       1992       1991       1990      1989
                           --------  --------   --------   --------   --------   --------
Income before Taxes and
  Cumulative Effect of
  Accounting Charges .....  $4,415.2   $3,102.7   $3,563.6   $3,166.7   $2,698.8   $2,283.0
                            --------   --------   --------   --------   --------   --------

Add:
  One-third of Rents .....      36.0       35.0       34.0       31.1       26.5       20.0
  Interest Expense (Net) .      96.0       48.0       23.6       26.0       51.9       45.5
                            --------   --------   --------   --------   --------   --------
  Income as Adjusted .....  $4,547.2   $3,185.7   $3,621.2   $3,223.8   $2,777.2   $2,348.5
                            ========   ========   ========   ========   ========   ========

Fixed Charges

  One-third of Rents .....  $   36.0   $   35.0   $   34.0   $   31.1   $   26.5   $   20.0
  Interest Expense .......     124.4       84.7       72.7       68.7       69.8       53.2
                            --------   --------   --------   --------   --------   --------
  Fixed Charges ..........  $  160.4   $  119.7   $  106.7   $   99.8   $   96.3   $   73.2
                            ========   ========   ========   ========   ========   ========

Ratio of Earnings
  to Fixed Charges .......         28         27         34         32         29        32
                                   --         --         --         --         --        --



For purposes of computing these ratios, "earnings" consist of income before income taxes, one-third of rents (deemed by the Company to be representative of the interest factor), and interest expense, net of amounts capitalized. "Fixed charges" consist of one-third of rents and interest expense as reported in the Company's consolidated financial statements.